Exhibit 10.1b
FMC CORPORATION 2023 INCENTIVE STOCK PLAN
NOTICE OF GRANT OF NON-QUALIFIED STOCK OPTION AND AWARD AGREEMENT

FMC Corporation (the “Company”), pursuant to its 2023 Incentive Stock Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”) an option to purchase the number of Shares set forth below. The option described in this Notice of Non-Qualified Stock Option (the “Notice”) is subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Notice and the Agreement will have the meanings defined in the Plan

.

Participant:
Grant Date:
Total Number of Shares Subject to Option:
Exercise Price Per Share:
Specified Vesting Date:
Scheduled Expiration Date:

By signing below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

FMC CORPORATION By: ____________________________________ Title: _________________________________ Date: _________________________________	PARTICIPANT Signature: _____________________________ Date: _________________________________

EXHIBIT A
TO NOTICE OF GRANT OF NON-QUALIFIED STOCK OPTION

AWARD AGREEMENT
UNDER THE FMC CORPORATION
2023 INCENTIVE STOCK PLAN

1.Grant of Option. Pursuant to the Plan and as of the Grant Date set forth in the Notice, the Company hereby awards to the Participant a non-qualified stock option to purchase the number of

Exhibit 10.1b
Shares set forth in the Notice, at the exercise price set forth in the Notice, on the terms and conditions set forth herein (the “Option”).
2.Exercise of Option.
a.Subject to the Participant’s continued employment by the Company through the applicable date or event, 100% of the Option will become vested and exercisable upon the earliest of:
i.the Specified Vesting Date set forth in the Notice;
ii.the date of the Participant’s Normal Retirement;

i.the Participant’s death;
ii.the Participant’s Disability; or
iii.the cessation of the Participant’s employment with the Company within two years following a Change in Control due to either a termination by the Company without Cause or a resignation by the Participant with Good Reason, provided (i) the Participant executes and delivers to the Company a general release of claims against the Company and its affiliates in a form prescribed by the Company, and (ii) such release becomes irrevocable within 60 days following the cessation of the Participant’s employment or such shorter period specified by the Company.
b.Solely for purposes of this Agreement, (x) employment with the Company will be deemed to include employment with an Affiliate, but only during the period of such affiliation, and (y) the Participant will be deemed to be in “continued employment” or “continuous employment” during temporary absences from active employment due to vacation or sick leave taken in accordance with Company policies or other approved leaves of absence.
c.Any portion of the Option that is not vested as of the Participant’s cessation of employment with the Company (including any portion subject to acceleration under Section 2(a)(v) but for which the release requirement is not timely satisfied) will be forfeited immediately and automatically as of such cessation of employment and the Participant will have no further rights with respect thereto. For the avoidance of doubt, the Participant’s Early Retirement shall not cause any unvested portion of the Option to vest.
3.Method of Exercise. The Participant may exercise the Option, to the extent then vested and exercisable, by delivering written notice to the Company (which may be delivered electronically through the use of a technological platform designated by the Company) specifying the number of Shares to be purchased, accompanied by payment in full of the exercise price for each Share and any taxes required to be withheld in connection with such exercise, either by certified or bank check, or such other means as the Committee may accept.
4.Termination of Option. The Option and all rights hereunder, to the extent such rights will not have been exercised, will terminate and become null and void on the earliest of (a) the date immediately following the Scheduled Expiration Date set forth in the Notice, (b) the date immediately following the three month anniversary of the Participant’s cessation of employment for any reason other than Normal Retirement, Early Retirement, death, or Disability, (c) the date immediately following the fifth anniversary of the Participant’s cessation of employment due to Normal Retirement, Early Retirement, death or Disability, (d) immediately upon the Company’s termination of the Participant’s employment for Cause or a resignation by the Participant at a time that a Cause basis for termination exists, or (e) if so determined by the Committee in accordance with Section 13 of the Plan, the consummation of a Corporate Transaction.
5.Automatic Exercise. To the extent the conditions set forth in Section 5(f) of the Plan are met, any outstanding, vested and exercisable portion of the Option will be automatically exercised immediately prior to the expiration of the Option.
6.Certain Definitions. For purposes of the Option,

Exhibit 10.1b
a.“Normal Retirement” means the Participant’s cessation of employment from the Company (for any reason other than a termination by the Company for Cause or a resignation by the Participant at a time that a Cause basis for termination exists), if the Participant has: (i) both attained age 62 and completed 10 years of continuous employment with the Company; or (ii) attained age 65.
b.“Early Retirement” means the Participant’s cessation of employment from the Company (for any reason other than a termination by the Company for Cause or a resignation by the Participant at a time that a Cause basis for termination exists), if the Participant has both attained age 55 and completed 10 years of continuous employment with the Company.
7.Non-Transferability. The Option is subject to restrictions on transfer as set forth in Section 18 of the Plan.
8.Rights Upon Death. In the event of the death of the Participant, the Participant’s estate will succeed to any surviving rights under the Option. Notwithstanding the foregoing, if permitted by the Committee in its discretion, the Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or trust) to exercise the surviving rights of the Participant and to receive any Shares distributed hereunder. If the Committee permits beneficiary designations, but the Participant does not designate a beneficiary, the designated beneficiary does not survive the Participant or the beneficiary designation is invalid or defective, then the estate will succeed to any surviving rights.
9.No Stockholder Rights. The Participant will not have any stockholder rights or privileges, including voting or dividend rights, with respect to the Shares subject to the Option, until such Shares are issued upon the exercise of the Option.
10.No Limitation on Rights of the Company. The granting of the Option will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
11.Company Policies. The Participant acknowledges that the Option is subject to the clawback provisions set forth in Section 20 of the Plan. In addition, in consideration for the grant of the Option, the Participant agrees to be subject to any additional policies of the Company or its Affiliates covering the Participant regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, whether adopted before or after the Grant Date, or as may otherwise be required by applicable law, regulation or exchange listing standard. The Participant understands that the Participant is hereby bound by each such policy in its entirety, and that such policies are not limited in their application to the Option, or equity or cash received in connection with the Option.
12.No Right to Continued Employment. Nothing in this Agreement or in the Plan will confer on the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or Affiliate employing or retaining the Participant) to terminate the Participant’s employment at any time for any reason, with or without Cause.
13.Tax Matters.
a.In accordance with Section 19 of the Plan, the obligations of the Company hereunder are conditioned on the Participant satisfying required tax withholding obligations in a method authorized by the Committee.
b.The Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
14.Notices.
a.Any notice required to be given or delivered to the Company under the terms of this Agreement must be given in writing and addressed, if to the Company, to its principal

Exhibit 10.1b
executive office to the attention of its General Counsel, and, if to the Participant, to the address on file with the Company, or to such other address as the Participant may designate in writing in accordance with this paragraph. Except as otherwise provided below in Section 14(b), any notice will be deemed to be duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.
b.The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to the Option, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site or the website of a vendor designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.
15.Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (b) the Participant has read the Plan, (c) the Option is subject to the Plan, and (d) pursuant to the Plan, the Committee is authorized to interpret the Plan and awards issued thereunder, and to adopt rules and regulations not inconsistent with the Plan, as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan or this Agreement.
16.Acknowledgment of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Participant hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.
17.Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may only be amended by a writing signed by each of the parties hereto, provided that the Company may amend this Agreement without the Participant’s consent, if the amendment does not materially impair the Participant’s rights hereunder.
18.Governing Law. This Agreement, the interpretation and enforcement thereof and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether sounding in tort, contract or otherwise, will be governed solely and exclusively by, and construed in accordance with, the laws and judicial decisions of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws and judicial decisions of any jurisdiction other than the State of Delaware.
19.Forum Selection. All actions and proceedings arising out of or relating to this Agreement, or the transactions contemplated by this Agreement, will be heard and determined solely and exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery will decline to accept jurisdiction over a particular matter, in which case, exclusively in any state or federal court within the State of Delaware).
20.Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement, or the transactions contemplated by

Exhibit 10.1b
this Agreement. Each party hereby acknowledges and agrees that the waiver contained in this Section 20 is made knowingly and voluntarily.
21.Data Privacy. By signing this Agreement, the Participant hereby acknowledges and agrees to the Company’s transfer of certain personal data of such Participant to the Company’s agents for purposes of implementing, performing or administering the Plan, this Award or any related benefit. The Participant expressly gives the Participant’s consent to the Company to process such personal data.
22.Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.
23.Further Assurances. The Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.
24.Discretionary Nature. The Participant acknowledges and agrees that the grant of the Option is discretionary, and any future awards will be made in the Committee’s discretion.